EXHIBIT 11

                             CASTLE BANCGROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS

     The components of basic and diluted EPS for the three month periods ended March 31, 2000 and 1999 were as follows: (dollars in thousands, except share data)


                                                        2000       1999
                                                      ---------  ---------
Basic EPS:
  Net earnings                                              350        913

  Average common shares                               4,372,675  4,347,702
                                                      =========  =========

  Basic EPS                                                 .08        .21
                                                      =========  =========

Diluted EPS:
  Net earnings                                              350        913

  Average common shares                               4,372,675  4,347,702
  Assumed exercise of stock optionsLKPLaura K. Potts     50,897     54,370
                                                      ---------  ---------

    Average common shares after assumed conversions   4,423,572  4,402,072
                                                      =========  =========

  Diluted EPS                                               .08        .21
                                                      =========  =========


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